AS  FILED  WITH  THE  SECURITIES  AND  EXCHANGE  COMMISSION  ON NOVEMBER 8, 2000


                                                REGISTRATION NO. 33-____________




                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549

                              ____________________


                                    FORM S-8
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                              ____________________


                              PAYFORVIEW.COM CORP.
             (Exact Name of Registrant as Specified in Its Charter)


           NEVADA                                     91-1976310
(State or Other Jurisdiction of                    (I.R.S. Employer
Incorporation or Organization)                    Identification No.)


                         509 Madison Avenue, 16th Floor
                               New York, NY 10022
          (Address of Principal Executive Offices, Including Zip Code)
                              ____________________

                      Consulting and Employment Agreements
                            (Full Title of the Plan)
                              ____________________

                                 Marc A. Pitcher
                         509 Madison Avenue, 16th Floor
                               New York, NY 10022
                                 (212) 605-0150
           (Name, Address, and Telephone Number of Agent for Service)

                                   COPIES TO:

                             M. Richard Cutler, Esq.
                                Cutler Law Group
                       610 Newport Center Drive, Suite 800
                         Newport Beach, California 92660
                                 (949) 719-1977

                         CALCULATION  OF  REGISTRATION  FEE



Title of Securities      Amount to be  Proposed Maximum              Proposed Maximum           Amount of
to be Registered         Registered    Offering Price per Share(1)   Aggregate Offering Price   Registration Fee
-----------------------  ------------  ----------------------------  -------------------------  -----------------

Common Stock,               3,345,000       $0.16                         $ 535,200              $ 141.29
par value $0.0001(2)


TOTAL REGISTRATION FEE      3,345,000       $0.16                         $ 535,200              $ 141.29



(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) based on the closing price as reported on the Pink Sheets on October 30, 2000.

(2) Represents shares of Common Stock issued to consultants and employees of the Company. Please refer to the Selling Shareholders section of this document.

                                EXPLANATORY NOTE

PayForView.com Corp ("PAYV") has prepared this Registration Statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the "1933 Act").

Under cover of this Form S-8 is a Reoffer Prospectus PAYV prepared in accordance with Part I of Form S-3 under the 1933 Act. The Reoffer Prospectus may be utilized for reofferings and resales of up to 3,345,000 shares of common stock acquired by the selling shareholders.

                                     PART I

INFORMATION  REQUIRED  IN  THE  SECTION  10(A)  PROSPECTUS

PAYV  will  send  or  give the documents containing the information specified in
Part 1 of Form S-8 to employees or consultants as specified by Securities and Exchange Commission Rule 428 (b) (1) under the Securities Act of 1933, as amended (the "1933 Act"). PAYV does not need to file these documents with the commission either as part of this Registration Statement or as prospectuses or prospectus supplements under Rule 424 of the 1933 Act.

                               REOFFER PROSPECTUS

                               PAYFORVIEW.COM CORP
                         509 MADISON AVENUE, 16TH FLOOR
                               NEW YORK, NY 10022

                        3,345,000 SHARES OF COMMON STOCK


The shares of common stock, $0.0001 par value per share, of PayForView.com Corp ("PAYV" or the "Company") offered hereby (the "Shares") will be sold from time to time by the individuals listed under the Selling Shareholders section of this document (the "Selling Shareholders"). The Selling Shareholders acquired the Shares pursuant to compensatory benefit plans for consulting and employment services that the Selling Shareholders provided to PAYV.

The sales may occur in transactions on the NASDAQ over-the-counter market at prevailing market prices or in negotiated transactions. PAYV will not receive proceeds from the sale of any of the Shares. PAYV is paying for the expenses incurred in registering the Shares except that certain of the Selling Shareholders are providing the legal expenses required for such registration.

The Shares are "restricted securities" under the Securities Act of 1933 (the "1933 Act") before their sale under the Reoffer Prospectus. The Reoffer Prospectus has been prepared for the purpose of registering the Shares under the 1933 Act to allow for future sales by the Selling Shareholders to the public without restriction. To the knowledge of the Company, the Selling Shareholders have no arrangement with any brokerage firm for the sale of the Shares. The Selling Shareholders may be deemed to be an "underwriter" within the meaning of the 1933 Act. Any commissions received by a broker or dealer in connection with resales of the Shares may be deemed to be underwriting commissions or discounts under the 1933 Act.

PAYV's common stock is currently traded on the Pink Sheets under the symbol "PAYV".
                              ________________________

This investment involves a high degree of risk. Please see "Risk Factors" beginning on page 14.


NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED WHETHER THIS REOFFER PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ________________________


                                November 6, 2000

                                TABLE OF CONTENTS


Where  You  Can  Find  More  Information . . . . . .  .          6
Incorporated  Documents         . . . . . . . . . . . .          6
The  Company                    . . . . . . . . . . . .          8
Risk  Factors                   . . . . . . . . . . . .          14
Use  of  Proceeds               . . . . . . . . . . . .          19
Selling  Shareholders           . . . . . . . . . . . .          19
Plan  of  Distribution          . . . . . . . . . . . .          20
Legal  Matters                  . . . . . . . . . . . .          20
Experts                         . . . . . . . . . . . .          20
                            ________________________

You should only rely on the information incorporated by reference or provided in this Reoffer Prospectus or any supplement. We have not authorized anyone else to provide you with different information. The common stock is not being offered in any state where the offer is not permitted. You should not assume that the information in this Reoffer Prospectus or any supplement is accurate as of any date other than the date on the front of this Reoffer Prospectus.

                       WHERE YOU CAN FIND MORE INFORMATION

PAYV is required to file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC") as required by the Securities Exchange Act of 1934, as amended (the "1934 Act"). You may read and copy any reports, statements or other information we file at the SEC's Public Reference Rooms at:

                 450 Fifth Street, N.W., Washington, D.C. 20549;
           Seven World Trade Center, 13th Floor, New York, N.Y. 10048

Please  call  the  SEC  at  1-800-SEC-0330 for further information on the Public
Reference Rooms. Our filings are also available to the public from commercial document retrieval services and the SEC website (http://www.sec.gov).

                             INCORPORATED DOCUMENTS

The SEC allows PAYV to "incorporate by reference" information into this Reoffer Prospectus, which means that the Company can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this Reoffer Prospectus, except for any information superseded by information in this Reoffer Prospectus.

PAYV's Current Report on Form 8-K/A, filed with the SEC on October 25, 2000, is incorporated herein by reference. In addition, all documents filed or subsequently filed by the Company under Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act, before the termination of this offering, are incorporated by reference.

The Company will provide without charge to each person to whom a copy of this Reoffer Prospectus is delivered, upon oral or written request, a copy of any or all documents incorporated by reference into this Reoffer Prospectus (excluding exhibits unless the exhibits are specifically incorporated by reference into the information the Reoffer Prospectus incorporates). Requests should be directed to the Chief Financial Officer of PAYV, at PAYV's executive offices, located at 509 Madison Avenue, 16th Floor, New York, NY 10022. PAYV's telephone number is
(212)  605-0150.

                               THE  COMPANY

FORMATION  OF  COMPANY.

     PayForView was organized on August 26, 1988, under the name Sierra Gold Corporation and under the laws of the State of Nevada. PayForView had no operations at that time and as such was considered a development stage company.

     PayForView commenced trading on the National Association of Securities Dealers (NASD) OTC Bulletin Board on December 21, 1998 under the trading symbol SIRG.

     On January 4th, 1999 the name of PayForView was changed to PayForView.com under the trading symbol PAYV.

DESCRIPTION  OF  BUSINESS.

     PayForView, headquartered in New York with satellite offices in Los Angeles, California and Vancouver, Canada, is an integrated online and offline content company that creates and acquires events and information-based programming and delivers that content on a pay-for-view and free basis. We produce and own programming and distribute it through new media (the Internet) and old media (broadcast, DBS and cable television). In this manner, we are able to generate revenues from traditional sources while we build a strong brand in the Internet space in preparation for an expanding broadband universe and the upcoming convergence of old media with new media.

     We continue to enter into alliances with entertainment and technology companies that provide elements needed for the completion of our plans. These companies include those providing Internet-related technical support, filmed or live programming, recorded music and sports related programming.

     Our executive offices are located at 509 Madison Avenue, Suite 1610, New York, New York 10022, and our telephone number is (212) 605-0150.

PAYFORVIEW.COM  WEBSITE.

     Our website, hosted by SofTV, a leader in streaming media in the emerging broadband E-Commerce market, provides users with a unique and vibrant interface. The core of the site is an embedded streaming media window, where the "primary" content, consisting of live events, archival entertainment and promos will be displayed. Surrounding the window is a selection of "parallel" content areas, where dynamic and compelling information coincides with and enhances the primary content. The beta version of the website was launched on April 26, 2000, when the Company offered its first boxing event.

     Our leading-edge technology allows video to contain "triggers" whereby text, photos and images are seen at specific times when a trigger is released simultaneously to the streaming video. This innovative development is both interesting to the viewer and a benefit to sponsors.

     Since the launch of our beta web site in April 2000, we have broadcast an International Woman's Boxing Championship event, two Ultimate Fighting Championship events with a contract for at least one more, a live stand-up comedy event and two international soccer events including the USA Woman's soccer team vs. Norway match, web-cast July 30th, 2000.

     We will also acquire, distribute and sell filmed entertainment online and, through our Voyager Film Sales subsidiary, in the traditional manner through existing relationships with distributors and content providers.

STRATEGIC  ALLIANCES.

     We have entered the marketplace through alliances with entertainment and technology companies that provide elements needed for the completion of our plans. These companies include those providing Internet related technical support, filmed or live programming, recorded music and sports related footage. This creates a vertical integration of entertainment-related products and Internet expertise, which will establish our base of operations and cash flow.

TECHNOLOGY  PROVIDERS.

     We have aligned ourselves with various quality technology providers to provide essential streaming video, web casting and supporting services.

InterVu/Akamai

     InterVu (which was purchased by Akamai in early 2000) is a streaming media service provider working to make the Internet a viable broadcast medium for entertainment, business and education.

     Akamai has the technical expertise and distributed server network to allow us to reliably deliver programming via the Internet. Akamai has developed proprietary technology that allows us to manage broadcast streams in real time and gives us access to critical information about its video database and streaming files.

     Through its own distributed broadcast network, Akamai can provide us with reliable and efficient connectivity to the Internet, using a premier Internet infrastructure built on a high-speed backbone and high-speed links to the Internet.

SofTV

     SofTV is a leading-edge Canadian-based Internet developer\ specializing in video streaming and interactive content based on broadcast applications. SofTV's patent pending technology allows web site publishers to combine the emotional impact of video with the power of images, text and graphics. SofTV has created and also hosts our web site.

BANDWIDTH  GROWTH.

     In order to view good quality film and video files over the Internet, subscribers will require a cable modem, DSL or comparable high-bandwidth connection. Research indicates that cable companies will be the leading provider of residential broadband service. By 2004, the industry expects a total of 31.8 million North American subscribers with high-bandwidth access.

     The following table identifies current and expected trends in the adoption of high bandwidth Internet access. These high-end bandwidth users represent computer users with the capacity to use services provided by us (Source: Paul Kagen and Associates)

Year      Cable  Modem           DSL  Subscriber      Total  High
          Users                  Users                Bandwidth  Users

1999       1,460,000            420,000                  1.880,000
2000       3,600,000          2,400,000                  6,000,000
2001       7,590,000          4,170,000                 11,760,000
2002      12,950,000          7,090,000                 20,040,000
2003      15,840,000         10,590,000                 26,430,000
2004      18,980,000         12,910,000                 31,890,000

     A quickening pace of development in both technology and content available to users of the World Wide Web parallels this increase in Internet access speed. New technologies such as video and audio streaming enable the creation of new forms of content, combining aspects of traditional, narrowband web design (including text, graphics, and hyper-links) with the video-based production concepts of television. While this market is growing rapidly, it presently accounts for a small percentage of the Internet users online today.
Accordingly, most companies involved in the development of technology and content for the Web are focusing on solutions that are intended to provide an acceptable experience for the predominant narrowband customer, while offering an improved version of the same experience to broadband users.

BANDWIDTH  ISLANDS.

     In the marketplace, we have identified companies which we describe as "Bandwidth Islands". These are organizations whose primary business is the sale and service of bandwidth and related services to end users, both residential and commercial. Each of these Islands has a built in subscriber base, and instant access through their database to the high bandwidth users which we are targeting.

     In selling high bandwidth services to homes, one of the challenges faced by the Islands is content. Consumers, while attracted to the extra speed in Internet surfing possible with higher bandwidth, generally question the value of upgrading to higher bandwidth at higher cost when, to date, there is not enough content on the net for which high bandwidth is required. By collecting content and creating and perfecting a delivery and tracking mechanism, we will be able to offer the Islands the content with which they will be able to attract additional high band width customers, and keep the ones they have on line and on our subscriber list. Additionally, by retaining control of the content and delivery system, we intend to sell advertising during our programming, thus offering the Island an additional source of revenue.

GROWTH  OF  ONLINE  COMMERCE.

     The Internet is dramatically affecting the methods by which consumers and businesses are buying and selling goods and services. The Web provides the ability to reach a global audience and to operate with minimal infrastructure, reduced overhead and greater economies of scale, while providing consumers with a broad selection, increased pricing power and unparalleled convenience. As a result, a growing number of consumers are transacting business on the Web, including buying consumer goods, trading securities, paying bills and purchasing airline tickets. International Data Corporation estimates that approximately 28% of Web users purchased goods or services over the Web in 1998 and that approximately 40% of Web users will make online purchases in 2002. Jupiter Communications estimates that retail consumer purchases of goods and services over the Internet will increase from $5.0 billion in 1998 to $29.4 billion in 2002. We believe that as electronic commerce expands, advertisers and direct marketers will increasingly use the Web to advertise products, drive traffic to their websites, attract customers and facilitate transactions.

GROWTH  OF  INTERNET  ADVERTISING.

     The Web is evolving into an important medium for advertisers due to its interactive nature, global reach, rapidly growing audience and the expected increase in online commerce. Unlike more traditional advertising methods, the Web gives advertisers the potential to target advertisements to broad audiences or to selected groups of users with specific interests and characteristics. The Web also allows advertisers and direct marketers to measure the effectiveness and response rates of advertisements and to track the demographic characteristics of Web users. The interactive nature of Web advertising enables advertisers to better understand potential customers, and to change messages rapidly and cost effectively in response to customer behavior and product availability.

     We anticipate a significant increase in online advertising. Forrester Research estimates that the dollar value of Internet advertising in the U.S. will increase from $1.3 billion in 1998 to $10.4 billion in 2003, representing a 52% compounded annual growth rate. International online ad spending is expected to grow from $0.2 billion in 1998 to $4.7 billion in 2003, representing an 87% compounded growth rate. By comparison, Broadcasting & Cable estimates that $130 billion was spent in 1998 on traditional media advertising in the U.S., including television, radio, outdoor and print. Until recently, the leading Internet advertisers have been technology companies, search engines and Web publishers. However, many of the largest advertisers utilizing traditional media, including consumer products companies and automobile manufacturers, are expanding their use of online advertising. We believe that online advertising will continue to capture an increasing share of available advertising dollars and that this trend will drive demand for online ad inventory and for sophisticated Internet advertising solutions.

     Driven by the growing online population, the rise in time spent online and increasing digital commerce adoption, online advertising revenues have surpassed outdoor advertising and will exceed spending for cable advertising.

REVENUE  STREAMS.

     Although we have a transaction/advertising revenue model it is unlike traditional websites that offer only one or two of these revenue streams. We have numerous methods to capitalize on its exclusive branding, image and content. We will derive our revenue streams from the following sources:

-Live  Events

     Users pay an online fee for a one-time viewing of select live event programming. Users pay a fee of $1.99 to $4.95 depending on the exclusivity of the event. For example, the Ultimate Fighting Championship event that PayForView offered on June 9, 2000 was only seen on the our website and on Direct Broadcast Satellite (DBS). It was not on either network or cable television.

-Archival  Events

     In the future, users will be charged an online transactional fee for a one-time viewing of an archived event program. The archival programming will consist of classic sports events, major boxing matches, films, comedy performances, etc. The charge for these events will range from $.49 to $1.99. These events are at the convenience of the viewers, at the time they wish to view them.

-Advertising

     Since PayForView.com is a very "sticky" site, one where a user resides for a lengthy period of time, advertisers will pay to have their advertising served and tracked on our website. These advertisers will be on the website the length of time users view either the free entertainment information, which might be upwards of a half hour, or a live event, which they will watch for several hours.

-E-Commerce

     Users may purchase merchandise specifically related to event programs, both live or archived from our e-commerce shop. Merchandise pertaining to our free entertainment and sports information will also be offered. We are in discussions to partner with several retailers that offer event related merchandise.

-On-line  Syndication

     We will capitalize on the lack of quality entertainment produced specifically for on-line viewing. At this time, there are a number of Internet companies who are streaming video who are in need of the type of programming we are creating and acquiring. Our executive team, with experience and contacts in event production, sees an excellent opportunity to become an on-line provider of video based events to emerging Internet based streaming media companies. We are well positioned as a one-stop, turnkey provider of compelling, entertaining content.

-Sales  to  Traditional  Media

     During the rollout of the Broadband universe, some of our acquired programming will be sold to traditional media such as DBS and cable television. This allows for revenue generation of a magnitude greater than the present Broadband universe allows.

-VHS/DVD  Sales

     Since we acquire programming, we will negotiate with international VHS/DVD distributors to release the product in brick-and-mortar and electronic commerce distribution avenues to gain additional revenue.

COMPETITION.

     Perhaps closest to our business model is www.centerseat.com. Similar in design and concept, Center Seat offers a wide variety of online entertainment, but does not charge for online programming. The firm also does not deliver live events nor does it offer chat room functionality. Moreover, Center Seat does not presently offer rich media advertising as does PayForView.

     Kanakaris Wireless Inc., (OTC BB: KKRS) www.kanakaris.com, offers online pay-per-view movies, downloadable books and related e-commerce.

     House of Blues, www.hob.com, offers live and archival music events that appear at the House of Blues venues and also offers related e-commerce.

     Our approach differs from the above through diversification. By having an interest in a record label, sports and event alliances and a film production and sales division, PayForView is in a position to create revenue from non-Internet sources while also creating the content it intends to broadcast on the Internet. By including music, sports, comedy and other live events, and utilizing an embedded video window, triggered parallel content and rich media advertising, we are attempting to differentiate ourselves from our competitors.

                             RISK  FACTORS

     In this section we highlight some of the risks associated with our business and operations. Prospective investors should carefully consider the following risk factors when evaluating an investment in the common stock offered by this Reoffer Prospectus.

NO  SIGNIFICANT  OPERATING  HISTORY

     We do not have any significant operating history upon which to evaluate our future performance. As there is no lengthy history of operations, investors will be unable to assess future operating performance or future financial results or condition by comparing these criteria against their past or present equivalents. Future revenues are expected to be derived from the sale of media content on our Web sites and from commissions on electronic commerce transactions between viewers and advertisers. We will only be able to attract content providers or advertisers to our Web sites if we can develop and maintain a viewer base of sufficient size and economic means to offer prospective content providers and advertisers meaningful marketing opportunities for their products and services.

WE  EXPECT  TO  INCUR  CONTINUED  LOSSES

     We expect to incur losses on both a quarterly and an annual basis for the foreseeable future and cannot assure investors that we will ever achieve profitability.

WE RELY ON THE WIDESPREAD ACCEPTANCE OF THE INTERNET AS A VIABLE ENTERTAINMENT ALTERNITIVE

     Our success will depend upon market acceptance of streaming technology as an alternative to broadcast television. Without streaming technology, viewers proposed on-demand programming would not be able to initiate playback until the programming was downloaded in its entirety, resulting in significant waiting times.

     The acceptance of streaming technology will depend upon a number of factors, including:

- market acceptance of streaming players such as Microsoft's Windows Media Player and RealNetworks' RealPlayer.
- technological improvements to the Internet infrastructure, such as an increase in generally available bandwidth, to allow for improved video and audio quality and a reduction in Internet usage congestion.
- the ability of Internet users to acquire sufficient skill and experience to download and operate streaming players.
- reconfiguration of older Web browsers to handle the inclusion of streaming players.

     Acceptance of the Internet among content providers, distributors, studios, television networks, such as sports programmers and advertising agencies will also depend to a large extent on the level of Internet use by consumers and upon growth in the commercial use of the Internet. Because global commerce and the on-line exchange of information is new and evolving, we are unable to predict with any assurance whether the Internet will prove to be a viable commercial marketplace in the long term. Prospective revenues would be adversely affected if widespread commercial use of the Internet does not develop or is substantially delayed, or if the Internet does not develop as an effective and measurable advertising medium.

WE  RELY  ON  THE  DELIVERY  OF  CONTENT  PROVIDED  BY  THIRD  PARTIES

     We anticipate deriving revenues from the sale of various types of content, generally created by third parties, over the Internet. Internet product delivery, particularly utilizing streaming video technology, is a new and rapidly evolving industry whose demand and market acceptance has not as yet been proven. Furthermore, standards have not as yet been widely accepted for the measurement of the effectiveness of Web-based media services delivery.

     Our ability to generate revenue will depend upon a number of factors, including:

-   pricing  of  content  delivered  by  other  Web  sites.
-   the  amount  of  traffic  on  our  proposed  Web  sites.
- our ability to demonstrate user demographic characteristics that are attractive to content providers.
-   the  establishment  of desirable production and programming relationships.

WE  RELY  ON  OUR  ABILITY  TO  DESIGN  A SUCCESSFUL E-COMMERCE COMPONENT OF OUR
BUSINESS

     In addition to media content delivery and advertising, another intended source of revenue is from electronic commerce tie-ins. E-commerce has only recently begun to develop and is rapidly evolving. As is typical in a new and rapidly evolving industry, demand and market acceptance for recently introduced services and products are subject to uncertainty. Consumer satisfaction from shopping over the Internet has been mixed there is no assurance that e-commerce will continue to grow. Our ability to derive revenues from arrangements with eBcommerce businesses and to deliver acceptable programming content will depend upon a number of factors including:

- acceptance by the general public of the Internet as a convenient and safe shopping forum.
-   the  offer  of  quality  products  at  competitive  prices.
- our ability to attract viewers and direct such viewers to our e-commerce business tie-ins.

STREAMING  SOFTWARE  MUST  BE  USED  TO  VIEW  OUR  CONTENT

     At present, prospective viewers can download streaming software off the Internet, in most instances at no charge. There is no assurance that streaming software will continue to be made available to the public free of charge. If users are charged to acquire streaming software, streaming technology may not be widely accepted by Internet users.

INTERNET AND TELECOMMUNICATIONS INFASTRUCTURE DISRUPTIONS COULD ADVERSELY AFFECT OUR BUSINESS

     Internet infrastructure failures or disruptions caused by increased traffic on the Web, technical difficulties, vandalism or acts of God, among other factors, may impede our ability to transmit streaming video content to viewers. Repeated failures or disruptions may result in viewer dissatisfaction with the Internet as a viewing medium, which may lead to a diminution of our viewer base and a resultant impairment of our ability to generate advertising and e-commerce transaction revenues.

     We will have to rely on local and long-distance telecommunications companies to provide data communications capacity. These providers may experience service disruptions or have limited capacity, which could disrupt the provision of streaming video content to viewers. We may not be able to replace or supplement these services on a timely basis, if at all. In addition, because we must rely on third-party telecommunications services providers for connection to the Internet, we may not be able to control decisions regarding the availability of, or our access to, services at any given time.

OUR  TECHNOLOGY  IS  LICENCED  FROM  A  THIRD  PARTY

     We have licensed from a third party our streaming technology, and we intend to continually improve upon the use of this technology via relationships with other companies in the marketplace. We intend to license such technology and/or improvements from companies in order to deliver our content over the Internet. We cannot be assured that we will be able to do so.

WE  RELY  ON  OUR  MANAGEMENT  TEAM  AND  EMPLOYEES

     Our success will depend to a large degree upon the efforts of our management, technical and marketing personnel. Our success will also depend on our ability to attract and retain additional qualified management, technical and marketing personnel. Hiring employees with the combination of skills and attributes required to carry out the strategy is extremely competitive. We do not have "key person" life insurance policies upon any of our of our officers or other personnel. The loss of the services of key personnel together with an inability to attract qualified replacements could adversely affect prospective growth.

THE  INTERNET  STREAMING  BUSINESS  IS  HIGHLY  COMPETITIVE

     We will compete for both viewers and advertisers with numerous larger and well-financed companies. These include:

- other Web sites, Internet access providers and Internet broadcasters that provide content to attract users.
- On-line services, other Web site operators and advertising networks, as well as traditional media such as television, radio and print for a share of available media content suitable for distribution via the Internet, and for advertisers' total advertising budgets.
- traditional media such as broadcast television, cable television, radio and print with international content.

     To compete successfully, we will have to provide sufficiently compelling and popular content to generate users and support advertising intended to reach such users. We believe that the principal competitive factors in attracting Internet users include the quality of service and the relevance, timeliness, depth and breadth of content and services offered.

     We also expect to compete with on-line services, other Web site operators and advertising networks, as well as traditional media such as television, radio and print for a share of advertisers' total advertising budgets.

     The  principal  competitive  factors  for  attracting  advertisers  include

-   the  number  of  users  accessing  our  Web  sites.
-   the  demographics  of  prospective  users.
- Our ability to deliver focused programming and advertiser interactivity through our Web sites.
-   the  overall  cost-effectiveness  and value of advertising on our network.
-   our  ability  to  achieve  recognition  of  the  PayForView.Com  name.

UNCERTAINTIES  REGARDING INTERNATIONAL EXPANSION MAY ADVERSELY AFFECT OUR GROWTH

     Our intended establishment of operations in foreign countries and hiring freelance media providers will entail significant expenditures and some knowledge of each country's national and local laws, including tax and labor laws. Furthermore, there are certain risks inherent in conducting business internationally, including, among others, regulatory requirements, legal uncertainty regarding liability, difficulties in staffing and managing foreign operations, longer payment cycles, different accounting practices, currency exchange rate fluctuations, tariffs and other trade barriers, political instability and potentially adverse tax consequences, any of which could adversely affect growth opportunities.

WE  RELY  ON  COPYRIGHTS,  TRADE  SECRETS  AND  INTELLECTUAL  PROPERTY

     Copyrights, trade secrets and similar intellectual property are significant to our growth and success. We rely upon a combination of copyright and trademark laws, trade secret protection, confidentiality and non-disclosure agreements and contractual provisions with our employees and with third parties to establish and protect proprietary rights. We have applied for federal trademark protection for "PayForView.Com" and intend to apply for federal trademark protection for all domain names used in the PayForView.Com network. Legal standards relating to the validity, enforceability and scope of protection of certain proprietary rights in Internet-related industries are uncertain and still evolving. We are unable to assure investors as to the future viability or value of any of our proprietary rights or those of other companies within the industry. We are also unable to assure investors that the steps taken to protect proprietary rights will be adequate. Furthermore, we can have no assurance that our proposed business activities will not infringe upon the proprietary rights of others, or that other parties will not assert infringement claims against the registrant.

WE  WILL  REQUIRE  SUBSTANTIAL ADDITIONAL FUNDING TO CARRY OUT OUR BUSINESS PLAN

     We will require substantial additional financing in order to expand our content and to become a meaningful competitor in the Internet broadcast industry. There is no assurance that such financing will be available. Moreover, if additional capital is raised through borrowing or other debt financing, this would incur interest expense.

WE  ARE  SUBJECT  TO  LAWS  AND  REGULATIONS  REGARDING  THE  INTERNET

     Although there are currently few laws and regulations directly applicable to the Internet it is likely that new laws and regulations will be adopted in the United States and elsewhere covering issues as music licensing, copyrights, privacy, pricing, sales taxes and characteristics and quality of internet services. The adoption of restrictive laws and regulations could slow Internet growth or its use as a commercial or advertising medium.

WE  ARE  THE  SUBJECT  OF  PENDING  LITIGATION

     We are the subject of pending litigation. (See previously filed 8-K under heading "Legal Proceedings") The cost of prosecuting and defending these actions or the cost of a settlement or award of damages, if any, could have a material adverse effect on our business, prospects, results of operations or financial condition

OUR  AUDITOR'S  REPORT  CONTAINS  "GOING  CONCERN"  LANGUAGE

     The  auditor's  report  for  our  financial  statements  for the year ended
December 31, 1999 states that because of recurring operating losses and our continued experience of negative cash flows from operations, there is substantial doubt about our ability to continue as a going concern. A "going-concern" opinion indicates that the financial statements have been prepared assuming we will continue as a going-concern and do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

                               USE  OF  PROCEEDS

We will not receive any of the proceeds from the sale of shares of common stock by the Selling Shareholders.

                              SELLING SHAREHOLDERS

The Shares of PAYV to which this Reoffer Prospectus relates are being registered for reoffers and resales by the Selling Shareholders, who acquired the Shares pursuant to a compensatory benefit plan with PAYV for consulting and employment services they provided to the Company. The Selling Shareholders may resell all, a portion, or none of such Shares from time to time.

The table below sets forth with respect to the Selling Shareholders, based upon information available to the Company the number of Shares owned, the number of Shares registered by this Reoffer Prospectus and the number and percent of outstanding Shares that will be owned after the sale of the registered Shares assuming the sale of all of the registered Shares.

                                                                                           % of Shares
                    Number of                      Number of Shares                        Owned by
Selling             Shares Owned                   Registered by       Number of Shares    Shareholder
Shareholders        Before Sale                    Prospectus          Owned After Sale    After Sale (2)
-----------------   ------------------           -----------------    ----------------  ----------------

M. Richard Cutler       332,400 (1)                   184,200               148,200            0.3%

Brian A. Lebrecht        99,200                        53,600                45,600            0.1%

Vi Bui                   74,400                        33,500                28,500            0.0%

James Stubler            62,000                        33,500                28,500            0.0%

Samuel Eisenberg         33,500                        33,500                   0              0.0%

Sid Amira             2,500,000                       700,000             1,800,000            3.1%

Nic Meredith            700,000                       700,000                   0              0.0%

Warren Wayne            700,000                       700,000                   0              0.0%

Marc Pitcher            700,000                       700,000                   0              0.0%

Frank Levine            100,000                       100,000                   0              0.0%

Fraser Barnes           100,000                       100,000                   0              0.0%

     TOTALS           5,401,500                     3,338,300             2,050,800            3.5%




(1) Of such shares, 148,200 are held by MRC Legal Services, LLC. M. Richard Cutler is the beneficial owner of MRC Legal Services, LLC.

(2) Calculated based on an aggregate of 58,940,667 shares of common stock issued and outstanding as of November 3, 2000.

                              PLAN OF DISTRIBUTION

The Selling Shareholders may sell the Shares for value from time to time under this Reoffer Prospectus in one or more transactions on the Nasdaq Over-the-Counter Bulletin Board, or other exchange, in a negotiated transaction or in a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at prices otherwise negotiated. The Selling Shareholders may effect such transactions by selling the Shares to or through brokers-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of the Shares for whom such broker-dealers may act as agent (which compensation may be less than or in excess of customary commissions).

The Selling Shareholders and any broker-dealers that participate in the distribution of the Shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the 1933 Act, and any commissions received by them and any profit on the resale of the Shares sold by them may be deemed be underwriting discounts and commissions under the 1933 Act. All selling and other expenses incurred by the Selling Shareholders will be borne by the Selling Shareholders.

In addition to any Shares sold hereunder, the Selling Shareholders may, at the same time, sell any shares of common stock, including the Shares, owned by him or her in compliance with all of the requirements of Rule 144, regardless of whether such shares are covered by this Reoffer Prospectus.

There is no assurance that the Selling Shareholders will sell all or any portion of the Shares offered.

The Company will pay all expenses in connection with this offering and will not receive any proceeds from sales of any Shares by the Selling Shareholders.

                                  LEGAL MATTERS

The validity of the Common Stock offered hereby will be passed upon for the Company by Dieterich & Associates.

                                     EXPERTS

The balance sheet as of December 31, 1999, and the related consolidated statements of operations, stockholders' equity, and cash flows for the year then ended and the cumulative consolidated statement of operations and cash flows for the period April 6, 1998 (inception) through December 31, 1999 have been incorporated by reference in this Registration Statement in reliance on the report of Grant Thornton LLP, independent certified public accountants, given on the authority of that firm as experts in accounting and auditing.

The balance sheet as of December 31, 1998 and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the period from incorporation on April 6, 1998 to December 31, 1998 have been incorporated by reference in this Registration Statement in reliance on the report of Davidson & Company, independent auditors, given on the authority of that firm as experts in accounting and auditing.

                                     PART II

INFORMATION  REQUIRED  IN  THE  REGISTRATION  STATEMENT

ITEM  3.   INCORPORATION  OF  DOCUMENTS  BY  REFERENCE.

The following documents are hereby incorporated by reference in this Registration Statement:

(i) The Registrant's Current Report on Form 8-K/A filed with the SEC on October 25, 2000.

(ii) All other reports and documents subsequently filed by the Registrant pursuant after the date of this Registration Statement pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference and to be a part hereof from the date of the filing of such documents.

ITEM  4.  DESCRIPTION  OF  SECURITIES.

Not  applicable.

ITEM  5.  INTERESTS  OF  NAMED  EXPERTS  AND  COUNSEL.

Certain legal matters with respect to the Common Stock offered hereby will be passed upon for the Company by Dieterich & Associates.

ITEM  6.  INDEMNIFICATION  OF  DIRECTORS  AND  OFFICERS.

The Corporation Laws of the State of Nevada and the Company's Bylaws provide for indemnification of the Company's Directors for liabilities and expenses that they may incur in such capacities. In general, Directors and Officers are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the Company, and with respect to any criminal action or proceeding, actions that the indemnitee had no reasonable cause to believe were unlawful. Furthermore, the personal liability of the Directors is limited as provided in the Company's Articles of Incorporation.

ITEM  7.  EXEMPTION  FROM  REGISTRATION  CLAIMED.

The Shares were issued for advisory and legal services rendered. These sales were made in reliance on the exemption from the registration requirements of the Securities Act of 1933, as amended, contained in Section 4(2) thereof, covering transactions not involving any public offering or not involving any "offer" or "sale".

ITEM  8.  EXHIBITS

3.1 Articles of Incorporation of the Registrant, as amended (incorporated by reference).

3.2      Bylaws  of  the  Registrant  (incorporated  by  reference).

5.1 Opinion of Dieterich & Associates, counsel to the Registrant, regarding legality of securities being registered.

23.1     Consent  of  Dieterich  & Associates  (included  in  Exhibit  5.1).

23.2 Consent of Grant Thornton LLP, independent certified public accountants.

23.3     Consent  of  Davidson  &  Company,  independent  auditors.

ITEM  9.     UNDERTAKINGS.

     (a)     The  undersigned  Registrant  hereby  undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a) (3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a) (1)(i) and (a) (1) (ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's Annual Report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                    SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that is meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on November 6, 2000.



                                                  PayForView.com  Corp

                                                  /s/ Marc A. Pitcher
                                                  By:  Marc  A.  Pitcher
                                                  Its:  President  and  Director



     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


/s/ Mark A. Pitcher
________________________________               President  and  Director
Mark  A.  Pitcher


/s/ Dan Scott
________________________________               Director
Dan  Scott


/s/ Scott Shultz
________________________________               Director
Scott  Shultz